OFFERING CIRCULAR

                     ALLSTATE FINANCIAL CORPORATION
       Offer to Exchange $1,000.00 Principal Amount of Convertible Subordinated Notes due September 30, 2000 for each 157.48 shares of
                            Common Stock


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON FRIDAY, JANUARY 12, 1996, UNLESS EXTENDED (SUCH TIME AND DATE, THE "EXPIRATION DATE").

          Allstate Financial Corporation, a Virginia corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000.00 principal amount of Convertible Subordinated Notes due September 30, 2000 (the "Notes") for each 157.48 shares of its Common Stock, no par value per share (the "Common Stock"), of which 2,655,128 shares are currently outstanding. The terms of this Exchange Offer equate to $6.35 principal amount of Notes for each share of Common Stock properly tendered for exchange. To the extent the number of shares of Common Stock tendered by the holder thereof exceeds 157.48 (or a whole multiple thereof), the holder shall receive a new certificate representing the whole number of excess shares and a cash payment by the Company for any remaining fractional share at a rate of $6.35 per share of Common Stock.

          The Company is only authorized to issue up to $2,162,000 principal amount of Notes and therefore the Company will only purchase up to that number of shares of Common Stock properly tendered to it pursuant to the Exchange Offer that would allow it to issue Notes in an aggregate principal amount of up to $2,162,000. In the event shares of Common
Stock in excess of that number are properly tendered to the Company for exchange pursuant to the terms of the Exchange Offer, the Company will only accept for exchange from each tendering holder of Common Stock
(each, a "Common Stockholder") a stockholder's pro rata portion of the total number of shares of Common Stock properly tendered for exchange, rounded down to the nearest whole multiple of 157.48 shares. In this event, the excess shares of Common Stock tendered by the stockholder to the Company over the stockholder's pro rata amount of tendered shares, as rounded down to the nearest whole multiple of 157.48, will not be accepted by the Company for exchange, and each such stockholder shall receive a new certificate for shares of Common Stock representing the whole number of excess shares and a cash payment by the Company for any fractional share at a rate of $6.35 per share of Common Stock.

          THIS OFFER IS NOT CONDITIONED UPON A MINIMUM NUMBER OF SHARES BEING EXCHANGED. EXCEPT AS OTHERWISE PROVIDED IN THIS EXCHANGE OFFER, THE
COMPANY WILL EXCHANGE ANY SHARES PROPERLY TENDERED TO IT FOR UP TO
$2,162,000 IN AGGREGATE PRINCIPAL AMOUNT OF NOTES.

          Mr. Leon Fishman, the President and Chief Executive Officer of the Company, Mr. Eugene R. Haskin, the Chairman of the Board of the Company, and Mr. Craig Fishman, Senior Vice President and General Counsel and a Director of the Company, have indicated to the Company that they do not intend to tender any shares of Common Stock they beneficially own pursuant to the Exchange Offer. As of November 27, 1995, these shareholders beneficially owned in the aggregate 501,166 shares of Common Stock, or approximately 19% of the outstanding shares of Common Stock. These shareholders will increase their percentage ownership interest of the shares of Common Stock depending upon the number of shares of Common Stock tendered in the Exchange Offer.

          Tenders of shares of Common Stock may be withdrawn at any time prior to the Expiration Date or, unless previously accepted for exchange by the Company, after 5:00 P.M., eastern standard time, on January 24, 1996. Upon the terms and subject to the conditions set forth herein, the Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

          The last sale price of the Common Stock (Symbol: ASFN) as reported on the National Association of Securities Dealers, Inc. ("NASDAQ") National
Market System on November 27, 1995 was $5.625 per share. The Notes are not listed on any securities exchange and the Company does not intend to make an application to list the Notes on any such exchange. There is no trading market for the Notes and it is unlikely that an active trading market for the Notes will develop.

          Holders of shares of Common Stock should carefully review the information under "Risk Factors."

          The Exchange Offer is not conditioned upon a minimum number of shares of Common Stock being tendered for exchange. The Company is only authorized to issue up to $2,162,000 principal amount of Notes and therefore the Company will only purchase up to that number of shares of Common Stock properly tendered to it pursuant to the Exchange Offer that would allow it to issue Notes in an aggregate principal amount of up to $2,162,000. The Exchange Offer is also subject to certain customary conditions, any or all of which may be waived by the Company. See "The Exchange Offer - Conditions of the Exchange Offer."

          The Board of Directors of the Company is not making any recommendation that the shareholders of the Company tender or refrain from tendering shares pursuant to the Exchange Offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY
OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         _____________________

           The date of this Offering Circular is November 28, 1995.


                                TABLE OF CONTENTS
                                                                         Page

Incorporation of Certain Documents by Reference . . . .. . . . . . . . .   3
Available Information . . . . . . . . . . . . . . . . . . . . . . . . .    4
Summary of the Exchange Offer . . . . . . . . . . . . . . . . . . . . .    5
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Purposes and Effects of the Exchange Offer. . . . . . . . . . . . . . .   12
Summary Comparison of Terms of the Common Stock . . . . . . . . . . . .   14
Summary Financial Data. . . . . . . . . . . . . . . . . . . . . . . . .   16
Pro Forma Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Price Ranges of the Common Stock. . . . . . . . . . . . . . . . . . . .   18
Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
The Exchange Offer. . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . .   24
Description of Common Stock . . . . . . . . . . . . . . . . . . . . . .   25
Description of the Notes. . . . . . . . . . . . . . . . . . . . . . . .




<PAGE 4>
Item 6.
    Persons Retained, Employed or to be Compensated.

    See "The Exchange Offer -Exchange Agent" in the Offering Circular, incorporated herein by reference.


Item 7.
    Financial Information.

   The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994; and

         (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, respectively.

          Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") with the Commission. The Schedule 13E-4, including exhibits, may be inspected or copied at the public reference facilities of the Commission.
See "Available Information."

          All reports subsequently filed by the Company pursuant to Section 13(a) and (c) of the Exchange Act and any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act prior to the completion of the Exchange Offer shall be deemed to be incorporated by reference into this Offering Circular and to be a part hereof from the date of filing such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

          This Offering Circular incorporates by reference documents which are not present herein or delivered herewith. The Company will provide without charge to each person to whom this Offering Circular is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests for such documents should be directed to the Company at (703) 931-2274.

          The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof.
The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Common Stock. Regular employees of the Company, who will not receive additional compensation therefor, may solicit exchanges from Common Stockholders.


<PAGE >
                        AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of securities of the Company and any material interest of such persons in transactions with the Company, is disclosed in proxy statements distributed to stockholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied (at prescribed rates) at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

          No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Offering Circular. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Offering Circular nor any exchange made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. To the extent there is a material change in the affairs of the Company after the date hereof, the Company will promptly disclose such information in a manner reasonably calculated to inform the holders of Common Stock of such change. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Common Stock in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and to extend the Exchange Offer to holders of shares of Common Stock in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.


<PAGE  >
                 SUMMARY OF THE EXCHANGE OFFER
   The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Offering Circular. Terms used in this summary and not otherwise defined herein shall have the meanings given to them elsewhere in this Offering Circular.

The Exchange Offer ........Subject to the terms and conditions set forth herein and in the Letter of Transmittal, the Company is offering to ex-change $1,000.00 principal amount of Notes for each 157.48 shares of the Company's Common Stock properly tendered and accepted. To the extent the number of shares of Common Stock tendered by the holder thereof exceeds
157.48 (or a whole multiple thereof), such holder shall receive a new certificate representing the whole number of excess shares and a cash payment by the Company for any remaining fractional share at a rate of $6.35 per share of Common Stock.

Purposes of the Exchange Offer........The principal purpose of the Exchange
Offer is to increase shareholder value by giving holders of the Company's Common Stock the opportunity to receive Notes for their shares of Common Stock tendered, which Notes (i) are in a principal amount in excess of the current market price for their shares, (ii) represent the opportunity to receive a fixed return from the Notes and (iii) give the holder the flexibility to convert the Notes back into shares of the Company's Common Stock at a later date. The Exchange Offer will achieve this purpose by reducing the amount of Common Stock included in the Company's equity capital and by increasing its debt capital by an amount approximately equal to the value of the Notes issued in the Exchange Offer. This has the potential effect of increasing the amount of earnings per share of the Common Stock, thereby potentially stimulating increased market interest in the Common Stock. The Exchange Offer also enables the Company to purchase shares of Common Stock below their current book value per share. Since the Notes are convertible into shares of Common Stock at a price of $7.50 principal amount of Notes for each share of Common Stock, holders of the Notes have an opportunity to participate in future potential increases in the market price of the Common Stock.

Expiration Date........5:00 P.M., eastern standard time, on January 12,
1996, unless extended. See "The Exchange Offer - Expiration Date; Extensions; Termination; Amendments."



<PAGE >

Withdrawal of Tenders........Tenders of shares of Common Stock may be withdrawn at any time prior to the Expiration Date or, unless previously accepted for exchange by the Company, after 5:00 P.M., eastern standard time, on January 24, 1996. See "The Exchange Offer-Withdrawal Rights."

Acceptance of Common Stock and Delivery of Notes........Subject to the
terms and conditions of the Exchange Offer, the Company will accept, promptly after the Expiration Date, all shares of Common Stock properly tendered and not withdrawn prior to the Expiration Date. The Company will cause the Notes to be delivered promptly following the Expiration Date. See "The Exchange Offer-Acceptance of Shares of Common Stock for Exchange; Delivery of Notes."


Conditions of the Exchange Offer........The Exchange Offer is not
conditioned upon a minimum number of shares of Common Stock being tendered for exchange. The Company is only authorized to issue up to $2,162,000 principal amount of Notes and therefore the Company will only purchase up to that number of shares of Common Stock properly tendered to it pursuant to the Exchange Offer that would allow it to issue Notes in an aggregate principal amount of up to $2,162,000. In the event a greater number of shares of Common Stock are properly tendered to the Company for exchange pursuant to the terms of the Exchange Offer, the Company will only accept for exchange from each tendering Common Stockholder that stockholder's pro rata portion of the total number of shares of Common Stock properly tendered for exchange, rounded down to the nearest multiple of 157.48 shares. The Exchange Offer is further subject to certain customary conditions, any or all of which may be waived by the Company. See "The Exchange Offer-Conditions of the Exchange Offer" and "-Tenders of Excess Shares of Common Stock."


Procedures for Tendering Common Stock........Each Common Stockholder who
wishes to tender his or her shares of Common Stock must deliver the following documents prior to the Expiration Date to the Exchange Agent at one of the addresses set forth on the back cover hereof: (i) certificates representing such shares of Common Stock together with the Letter of Transmittal, which will have been properly completed and duly executed by such Common Stockholder, and all other documents required by the Letter of Transmittal, or (ii) if such Common Stockholder wishes to tender by guaranteed delivery, a properly completed and duly executed Notice of Guaranteed Delivery. Any Common Stockholder whose Common Stock is registered in the name of a broker, dealer, commercial bank, trust company or nominee is urged to contact such registered holder promptly if such Common Stockholder wishes to participate in the Exchange Offer. Letters of Transmittal, Notices of Guaranteed Delivery and certificates for Common Stock should be sent to the Exchange Agent and not to the Company. See "The Exchange Offer-Procedures for Tendering" and "-Tenders of Excess Shares of Common Stock."


The Notes........See "Summary Comparison of Terms of the Common Stock and
the Notes" and "Description of the Notes". The Company does not intend to make an application to list the Notes on any securities exchange.


The Common Stock........See "Summary Comparison of Terms of the Common
Stock and the Notes" and "Description of Common Stock."


Certain Federal Income Tax Considerations........For a complete discussion of the federal income tax considerations related to the exchange of the Common Stock for the Notes, see "Federal Income Tax Considerations."


Exchange Agent........Shawmut Bank Connecticut, National Association (the
"Exchange Agent"), 777 Main Street, Hartford, CT, telephone (860) 986-2910.


Further Information........For further information concerning procedures for tendering shares of Common Stock, please contact either the Exchange Agent or the Company. At the Company, please contact Craig Fishman at
(703) 931-2274.

<PAGE  >
                         THE COMPANY

          The Company's principal business is the discounted purchase of accounts receivable, usually on a full recourse, full notification basis. In addition, the Company also makes advances collateralized by inventory, equipment, and real estate (collectively, "Collateralized Advances"). The Company has elected to more aggressively pursue the making of Collateralized Advances, as it perceives the need by its targeted customers for such funding and such funding is not readily available from many of the Company's competitors. As of September 30, 1995, Collateralized Advances constituted approximately 31% of the Company's portfolio of finance receivables. The Company also provides its clients with letters of guaranty, arranges for the issuance of letters of credit for its clients and provides other related financial services.

          The Company's clients are small- to medium-sized businesses with annual revenues typically ranging between $600 thousand and $50 million. The Company's clients do not typically qualify for traditional bank or asset-based financing because they are either too new, too small, undercapitalized (or over-leveraged), unprofitable or otherwise unable to satisfy the requirements of a bank or traditional asset-based lender. Accordingly, there is a significant risk of default and client failure inherent in the Company's business. The Company addresses these risks in various ways, including: (i) the Company thoroughly evaluates the collateral to be made available by each client; (ii) the Company collects its clients' accounts receivable directly from its clients' account debtors, which are frequently (though not always) large, creditworthy companies or governmental entities; (iii) the Company purchases, or takes a first priority security interest in, all accounts receivable of each client; (iv) the Company takes, whenever available, blanket liens on all of its clients' assets and, when making Collateralized Advances, the Company employs what management believes to be conservative loan-to-value ratios based on auction or liquidation value appraisals performed by independent appraisers; (v) the Company requires personal guaranties (either unlimited guaranties or validity guaranties) from its clients' principals; (vi) the Company actively monitors its portfolio of purchased accounts receivable, including the creditworthiness of account debtors and periodically evaluates the value of other collateral and (vii) the Company maintains loss reserves which management believes are adequate and appropriate for its business. Notwithstanding the foregoing, clients (and account debtors) may fail and the collateral available to the Company (together with personal guaranties) may prove insufficient to enable the Company to recover all amounts due in full.

          Continuing competition within the marketplace from banks and asset-based lenders (previously not in competition with the Company) and newly created finance companies have infringed on the Company's potential client base and have negatively affected earned discounts. Additionally, the Company continues to attract larger clients which often increases the amount of time needed to negotiate and fund new business. Also, Collateralized Advances require more in-depth and diverse due diligence which can further delay the funding of new business. Nonetheless, the Company believes that its ability to respond quickly and to provide specialized, flexible financing structures to its clients enables it to compete effectively. In order to remain competitive, however, the Company has, where necessary and appropriate, offered lower rates than it has historically. The Company believes that increased competition will continue for the foreseeable future and will continue to exert downward pressure on pricing, especially in the Company's core factoring business.
To counter the downward pressure on pricing, the Company intends to try to diversify its sources of income, primarily by continuing its emphasis on funding relationships which include (in addition to the factoring of accounts receivable) the making of Collateralized Advances.

          Historically, the Company did not expect to maintain a funding relationship with a client for more than two years; the Company expected that its clients would ultimately qualify for more competitively priced bank or asset based financing. Therefore, the Company's major clients have tended to change significantly over time. Today, however, because the Company is, where necessary and appropriate, offering lower rates and providing Collateralized Advances, it is possible that the duration of the Company's funding relationships with its clients may be extended. Although the Company has historically been successful in replacing major clients, the loss of one or more major clients and an inability to replace those clients could have a material adverse effect on the Company.

          Lifetime Options, a wholly-owned subsidiary of the Company, provides financial assistance to individuals facing life-threatening illness by purchasing their life insurance policies at a discount from face value.
The amount of the discount is determined by Lifetime Options based on the size of the policy being purchased, the maximum life expectancy of the insured, the amount of the anticipated premiums payable with respect to the policy being purchased and the anticipated financing cost associated with purchasing and carrying the policy. In general, the purchase price for a policy is between 55% and 85% of the benefits payable under the policy. Because most of the life insurance policies purchased by Lifetime Options are underwritten by highly rated insurance companies (and, in many cases, backed by state guaranty funds), management of Lifetime Options believes that credit risk is not material to its business.

          Before purchasing each policy, Lifetime Options has each insured's medical records reviewed by at least one (and typically three) independent physician(s) who provide(s) Lifetime Options with an opinion(s) of the insured's life expectancy. To date, the physicians engaged by Lifetime Options have provided life expectancies which, on average, fairly approximate actual lifespans. However, there is no assurance that the physicians engaged by Lifetime Options will in the future be able to perform as they have in the past. If the physicians engaged by Lifetime Options were to systematically underestimate life expectancies or if life extending treatments (or a cure) were found for AIDS (almost all of the life insurance policies purchased by Lifetime Options to date have been purchased from individuals with AIDS), there would be a material adverse effect on the earnings of Lifetime Options.

          Other than Lifetime Options, none of the Company's subsidiaries is currently engaged in business which has a material effect on the Company.


RECENT DEVELOPMENTS

          On September 11, 1995, the Company entered into a transaction with two affiliated shareholders, Scoggin Capital Management, LP and Selig Partners,
LP (together, the "Original Tendering Shareholders"), whereby the Company exchanged Notes for all of the shares of stock held by the Original
Tendering Shareholders. Specifically, the Original Tendering Shareholders exchanged 447,200 shares of Common Stock, representing approximately 14% of the total number of then outstanding shares of Common Stock, for $2,838,000 principal amount of Notes at a rate of $1,000.00 principal amount of Notes for each 157.48 shares of Common Stock exchanged. This rate of exchange represented a small discount from the average closing trading price of the Common Stock on the NASDAQ for the three month period prior to the consummation of the transaction. The Notes were issued pursuant to an Indenture, dated as of September 11, 1995, between the Company and Shawmut Bank Connecticut, National Association, as Trustee (the "Indenture") and are identical to the Notes offered in the Exchange Offer.
The Company purchased from the Original Tendering Shareholders an additional 271.76 shares of Common Stock not theretofore exchanged for Notes at a cash price of $6.35 per share of Common Stock. Prior to the consummation of such transaction, the Original Tendering Shareholders together formed the Company's largest single shareholder. The action taken by the Company in entering into this transaction with the Original
Tendering Shareholders was in response to continued expressions of concern by the Original Tendering Shareholders over the financial performance of the Company, as well as the Company's refusal to implement a stock repurchase program. This concern culminated in May 1995 when the Original Tendering Shareholders filed certain preliminary materials with the Commission seeking to take action to pursue representation on the Company's Board of Directors of nominees of the Original Tendering Shareholders. Subsequently, the Company and the Original Tendering Shareholders agreed to the foregoing exchange of securities and the Original Tendering
Shareholders agreed not to pursue their filing with the Commission.

          The Original Tendering Shareholders also received certain limited demand and "piggy-back" registration rights with respect to their Notes and the shares of Common Stock issuable upon conversion of their Notes. In addition, the Company agreed that the Original Tendering Shareholders could nominate one or two members of the Board of Directors of the Company, depending on their continued ownership of Company securities. The Original Tendering Shareholders have agreed not to convert their Notes into Common Stock before March 1, 1997, with certain exceptions. The Original Tendering Shareholders have also agreed not to purchase or acquire any shares of Common Stock (other than upon conversion of their Notes) until September, 2002.

          One of the conditions the Company insisted upon in negotiating the foregoing transaction with the Original Tendering Shareholders was that subsequent to the consummation of such transaction, all Common Stockholders of the Company also have the opportunity to exchange their shares of Common Stock for Notes at the same exchange rate as that agreed upon between the Company and the Original Tendering Shareholders.

          On September 28, 1995, Mr. Craig Fishman, Senior Vice President and General Counsel and a Director of the Company, purchased 1,250 shares of Common Stock in the over-the-counter market for an aggregate purchase price of $7,504. Mr. Craig Fishman has indicated to the Company that he does not intend to tender any shares of Common Stock he beneficially owns pursuant to the Exchange Offer.


                             RISK FACTORS

          Common Stockholders should consider the factors set forth below, as well as the other information set forth in this Offering Circular, in determining whether to participate in the Exchange Offer.

Absence of Trading Market

          Prior to the consummation of the Exchange Offer, there will not have been any trading market for the Notes. The Notes will not be listed on any securities exchange or quoted in any automated inter-dealer quotation system and it is unlikely that a trading market for the Notes will develop. This may adversely affect the ability of a holder of Notes to sell or transfer all or a portion of such Notes prior to their maturity.

Odd Lot Shares

          Open market transactions in securities are typically effected in round lots of 100 shares or other customary units of trading. The Company is offering to exchange $1,000 principal amount of Notes for each 157.48 shares of Common Stock. Therefore, if a Common Stockholder tenders shares of Common Stock to the Company for exchange, it is unlikely that the remaining number of shares of Common Stock held by that stockholder will be a multiple of 100. Such "odd lot" number of shares may be more difficult or expensive for a stockholder to subsequently sell or transfer on the open market.

Ranking of Notes and Common Stock

          The Notes will rank junior to the indebtedness of the Company to its institutional lenders under a revolving credit agreement in the aggregate principal amount of up to $25,000,000, and all indebtedness of the Company incurred in connection with, or extending the maturity of, refinancing, replacing or restructuring all or any portion of, the Company's obligations under that revolving credit agreement. See "Description of the Notes - Subordination".

          To the extent shares of Common Stock are tendered for exchange in the Exchange Offer and the tendering Common Stockholder receives Notes in return, there will be a greater amount of debt outstanding ranking prior to the Common Stock not so accepted for exchange in the Exchange Offer.
In the event of a liquidation of the Company, this could have a materially adverse effect on Common Stockholders who do not participate in the Exchange Offer since there would be a larger amount of outstanding indebtedness ranking prior to the Common Stock.

Redemption of Notes

          To the extent a tendering Common Stockholder receives Notes in the Exchange Offer, the Notes are subject to redemption prior to maturity, in whole or in part, at the option of the Company, commencing on January 1, 1997. Under certain circumstances, the Company is also required to redeem the Notes prior to maturity. See "Description of the Notes -Optional Redemption" and "-Mandatory Redemption." In the event Notes are redeemed by the Company, the holder thereof would lose the ability to receive a fixed return on the Notes as well as the right to convert the Notes into shares of the Company's Common Stock.


                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

          The principal purpose of the Exchange Offer is to increase shareholder value by giving holders of the Company's Common Stock the opportunity to receive Notes for their shares of Common Stock tendered, which Notes (i) are in a principal amount in excess of the current market price for their shares, (ii) represent the opportunity to receive a fixed return from the Notes and (iii) give the holder the flexibility to convert the Notes back into shares of the Company's Common Stock at a later date.

          The Exchange Offer will achieve this purpose by reducing both the proportion and the amount of Common Stock included in the Company's capital structure and by correspondingly increasing its debt capital by an amount approximately equal to the value of the Notes issued in the Exchange Offer. While the Company's debt service costs will increase due to the interest payments on the Notes, by reducing the number of outstanding shares of Common Stock, the Company's earnings per share of Common Stock may increase at a proportionately faster rate. The Company believes that increasing its earnings per share will generate interest in the Company's Common Stock thereby producing better market returns. Since the Notes are convertible into shares of Common Stock at any time at the option of the holders thereof at a conversion price of $7.50 per share, holders of the Notes are provided an opportunity to participate in future potential increases in the market price of the Common Stock.

          In addition, the Exchange Offer also enables the Company to purchase shares of Common Stock below their current book value per share.

          Assuming the maximum allowable number of shares of Common Stock had been tendered and accepted pursuant to the terms of the Exchange Offer, the Company would have realized a decrease in its common stockholders' equity of approximately $2,162,000. Under the same assumptions, $2,162,000 principal amount of the Notes would be issued pursuant to the Exchange
Offer thereby initially increasing the Company's annual debt service costs by $216,200. The effects of this would be to cause the book value per share of Common Stock outstanding to increase from $9.90 as of September
30, 1995 to $10.19 on a pro forma basis, while at the same time causing the earnings per share of Common Stock outstanding to increase from $0.33 to $0.34 for the nine month period ended September 30, 1995 on a pro forma basis, assuming that the Exchange Offer, including the exchange made by the Original Tendering Shareholders, had been consummated as of January 1, 1994. If the Exchange Offer is consummated, but fewer than the maximum allowable number of shares of Common Stock are exchanged, these increases and decreases would be proportionally adjusted, reflecting the number of shares of Common Stock that are not tendered and accepted in the Exchange Offer. See "Pro Forma Data" for the anticipated effects of the Exchange Offer on the Company's capital structure and for certain pro forma effects of the Exchange Offer.

          The Notes will rank junior to the indebtedness of the Company to its institutional lenders under a revolving credit agreement in an aggregate principal amount of up to $25,000,000, and all indebtedness of the Company incurred in connection with, or extending the maturity of, refinancing, replacing or restructuring all or any portion of, the Company's obligations under this revolving credit agreement. See "Description of the Notes - Subordination."

          To the extent shares of Common Stock are tendered for exchange in the Exchange Offer and the tendering Common Stockholder receives Notes in return, there will be a greater amount of debt outstanding ranking prior to the Common Stock not so tendered in the Exchange Offer. In the event of a liquidation of the Company, this will have a materially adverse effect on Common Stockholders who do not participate in the Exchange Offer since there would be a larger amount of outstanding indebtedness ranking prior to the Common Stock.

          Mr. Leon Fishman, the President and Chief Executive Officer of the Company, and Mr. Eugene R. Haskin, the Chairman of the Board of the
Company, and Mr. Craig Fishman, Senior Vice President and General Counsel and a Director of the Company, have indicated to the Company that they do not intend to tender any shares of Common Stock they beneficially own pursuant to the Exchange Offer. As of November 27, 1995, these shareholders beneficially owned in the aggregate 501,666 shares of Common Stock, or approximately 19% of the outstanding shares of Common Stock.
These shareholders will increase their percentage ownership interest of the shares of Common Stock depending upon the number of shares of Common Stock tendered in the Exchange Offer.

          Upon the terms and subject to the conditions of the Exchange Offer, Common Stockholders who tender shares of Common Stock accepted by the Company will receive the Notes promptly upon consummation of the Exchange Offer and, as holders of the Notes, will be entitled to full rights and privileges available to holders of the Notes, but will no longer be entitled to any opportunity to receive dividends on the shares Common Stock so accepted for exchange. See "Summary Comparison of Terms of the Common Stock and the Notes." The Company has not paid a dividend on shares of its Common Stock since 1989 and the Company has no plans to do so for the foreseeable future. The Notes will be issued in the amount of $1,000 principal amount of Notes for each 157.48 shares of Common Stock tendered. This equates to $6.35 principal amount of Notes for each share of Common Stock exchanged pursuant to the Exchange Offer. This rate of exchange is in excess of the current market value of the Common Stock as of the date of this Offering Circular. Holders of the Notes will also be entitled to a fixed return of 10% per annum, subject to adjustment as discussed in "Description of the Notes -General."

          Holders of shares of Common Stock of the Company are entitled to one vote per share on all matters to be properly voted upon by the Common Stockholders of the Company. The Notes have no voting rights.

          The Notes are not listed on any securities exchange and the Company does not intend to make an application to list the Notes on any exchange.
See "Risk Factors" and "Federal Income Tax Considerations."



<PAGE >

          SUMMARY COMPARISON OF TERMS OF THE COMMON STOCK AND THE NOTES

          The following table summarizes the existing rights and preferences of the Company's Common Stock and the Notes. Each capitalized term utilized in this subsection and not otherwise defined in this Offering Circular shall have the meaning ascribed to it in the Indenture. See "Description of Common Stock" and "Description of the Notes."

                                              Common Stock                                       Notes
Shares Outstanding as of
November 27, 1995                               2,655,128

Principal Amount
Outstanding as                                                                      $2,838,000 aggregate principal
of November 27, 1995                                                                amount currently outstanding.
                                                                                    Assuming a maximum number of
                                                                                    shares of Common Stock are
                                                                                    tendered for exchange, $5,000,000
                                                                                    aggregate principal amount of
                                                                                    Notes will be outstanding.

Dividend Payments                         When and if declared by the Board         None.
                                          of Directors of the Company.  No
                                          dividends have been declared to
                                          date and the Company does not
                                          intend to declare any dividends
                                          for the foreseeable future.

Interest Rate and Payments                None.                                     Initially, $100 per annum in
                                                                                    interest, accruing from the
                                                                                    date of issuance, payable
                                                                                    quarterly in arrears on
                                                                                    December 31, March 31, June
                                                                                    30 and September 30, for
                                                                                    each $1,000 principal amount
                                                                                    Note (subject to certain
                                                                                    adjustments).

Optional Redemption                       None.                                     101% of the principal amount
                                                                                    thereof, plus accrued interest to
                                                                                    the date of redemption, if
                                                                                    redeemed during the period
                                                                                    January 1, 1997 through August
                                                                                    31, 1997 and at a price of 100%
                                                                                    of the principal amount thereof,
                                                                                    plus accrued interest to the date
                                                                                    of redemption, if redeemed on or
                                                                                    after September 1, 1997.  Except
                                                                                    under certain limited
                                                                                    circumstances, the Notes are not
                                                                                    redeemable at the Company's
                                                                                    option prior to January 1, 1997.

Mandatory Redemption                      None.                                     Under certain circumstances, at a
                                                                                    price of 100% of the principal
                                                                                    amount thereof, plus accrued
                                                                                    interest to the date of
                                                                                    redemption.

Optional Repurchase                       None.                                     Under certain circumstances, at a
                                                                                    price of 100% of the principal
                                                                                    amount thereof, plus accrued
                                                                                    interest to the date of
                                                                                    redemption.

Voting Rights                             One vote per share on all matters.        None.

Conversion                                None.                                     Convertible into shares of Common
                                                                                    Stock at the rate of $7.50 per
                                                                                    share, subject to adjustment
                                                                                    under certain circumstances.

Maturity                                  None.                                     September 30, 2000, unless
                                                                                    redeemed earlier.

Subordination                                                                       Subordinated in right of payment
                                                                                    to the prior payment in full of
                                                                                    all Senior Indebtedness.

Right of Payment in Event
of Liquidation                            After payment in full of all              After payment in
                                          indebtedness of the Company,              full of all Senior
                                          including the Notes.                      Indebtedness but
                                                                                    prior to the Common Stock.

<PAGE  >
                                          SUMMARY FINANCIAL DATA

          The following table sets forth, in summary form, certain financial data for each of the periods indicated. This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                               Nine Months Ended           Years Ended
                                                                  September 30,            December 31,
                                                               -----------------      -------------------
                                                                1995       1994         1994        1993
                                                                ----       ----         ----        ----
                                                           (dollars in thousands, except per share amounts)
Consolidated Summary of Financial Results:
   Earned discounts                                           $7,877     $6,663        $ 9,948      $ 9,424

   Fees and other income                                       1,656      1,423          2,082        1,427

      Total income                                             9,533      8,086         12,030       10,850

   Net earnings                                                1,014      1,484            148          457

Earnings (Loss) Per Common Share:

   Income per common share                                      $.33       $.48            $.05        $.15

   Weighted average number of shares                       3,071,204  3,102,328       3,102,328   3,116,460

Ratio of earnings to fixed charges                            3.34:1     5.48:1          1.25:1     2.74:1

                                Balance Sheet Information
                               -------------------------

                                                     September 30, 1995     December 31, 1994
                                                     ------------------     -----------------
                                                      (in thousands, except per share amounts)
   Total assets                                          $36,738                   $41,851

   Total liabilities                                      10,443                    13,729

   Working capital                                        26,198                    25,261

   Long-term debt                                          2,904                        66

   Common stock                                               40                        40

   Additional paid-in capital                             18,852                    18,852

   Treasury stock                                         (2,840)                     -

   Retained earnings                                      10,243                     9,229

   Total shareholders' equity                             26,296                    28,121

   Book value per common share                             $9.90                     $9.06



<PAGE  >

                                      PRO FORMA DATA

          The following table sets forth certain financial information of the Company at September 30, 1995 and December 31, 1994 and as adjusted to give effect to the issuance of the Notes upon consummation of the Exchange
Offer, assuming 100% participation in the Exchange Offer and assuming the issuance of all Notes (including the issuance of Notes to the Original Tendering Shareholders) had occurred on January 1, 1994.

                                       As of and for the nine months      As of and for the year ended
                                        ended September 30, 1995               December 31, 1994
                                       -----------------------------      ----------------------------
                                         Actual           Pro Forma         Actual          Pro Forma
                                       ----------        -----------       --------        -----------
                                             (dollars in thousands, except per share amounts)

Net income (loss)                         $1,014               $787           $148            $(167)

Income (loss) per Common Share               .33                .34            .05             (.07)

Total Assets                              36,738             36,511         41,851           41,536

Total liabilities                         10,443             12,605         13,729           18,729

Working capital                           26,198             25,971         25,261           24,946

Long-term debt                             2,904              5,066             66            5,066

Common Stock                                  40                 40             40               40

Additional paid-in capital                18,852             18,852         18,852           18,852

Treasury stock                            (2,840)            (5,000)          -              (5,000)

Retained earnings                         10,243              9,702          9,229            8,913

Total shareholders' equity                26,296             23,594         28,121           22,805

Ratio of earnings to fixed charges        3.34:1             2.18:1         1.25:1            .81:1

Book value per common share                 9.90              10.19           9.06             9.85

Weighted average number of shares      3,071,204          2,314,493      3,102,328        2,314,493


          If the Exchange Offer for the Common Stock is consummated, but fewer than $2,162,000 in principal amount of additional Notes is issued, the increases and decreases indicated above would be proportionately reduced, reflecting the number of shares of Common Stock that are not tendered and accepted in the Exchange Offer.



<PAGE >
                                      PRICE RANGES OF THE COMMON STOCK

          The Company's Common Stock is traded on the over-the-counter market under the symbol (ASFN) with quotes supplied by the National Market System of the NASDAQ. The following table sets forth the high and low bid prices for the Common Stock, as reported on the NASDAQ National Market System, for each quarterly period since January 1, 1993. The stock prices shown represent prices between dealers and do not include retail markups, markdowns or commissions and may not necessarily represent actual transactions.



                                          High                 Low
                                          ----                 ---
    1993
---------------
First Quarter                             $19.25               $10.25

Second Quarter                             13.50                10.75

Third Quarter                              13.75                 4.88

Fourth Quarter                              7.50                 5.63


    1994
----------------
First Quarter                               7.13                 5.38

Second Quarter                              6.63                 4.63

Third Quarter                               6.63                 5.69

Fourth Quarter                              6.88                 6.00


     1995
---------------
First Quarter                               7.19                 6.00

Second Quarter                              8.00                 6.25

Third Quarter                               7.50                 5.50

Fourth Quarter through November 27,
1995                                        5.75                 5.38


          On November 27, 1995, the last reported sales price for the Common Stock on the NASDAQ National Market System was $5.625 per share.

          On November 27, 1995, there were 58 holders of record of the Common Stock and the number of outstanding shares of the Common Stock was 2,655,128.


                             DIVIDENDS

          The Company has not paid a dividend on shares of its Common Stock since its inception. The Company does not intend to pay a dividend on its shares of Common Stock for the foreseeable future.



<PAGE >

                                   THE EXCHANGE OFFER

Terms of the Exchange Offer

         The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying applicable Letter of Transmittal, to exchange shares of its Common Stock for up to $2,162,000 in aggregate principal amount of Notes as set forth below:

                                                The holder of
   For each 157.48 shares of:                   Common Stock will receive:
   --------------------------                   --------------------------
   Common Stock . . . . . . .                   $1,000 principal amount of Notes

Additionally, to the extent the number of shares of Common Stock tendered by the holder thereof exceeds a whole multiple of 157.48, the holder shall receive a new certificate representing the whole number of excess shares and a cash pay-ment by the Company for any remaining fractional share at a rate of $6.35 per share of Common Stock.

          The Exchange Offer is not conditioned upon a minimum number of shares of Common Stock being tendered for exchange, except that any tendering share-holder must tender at least 157.48 shares of Common Stock. The Company is only authorized to issue up to $2,162,000 principal amount of Notes and therefore the Company will only purchase up to that number of shares of Common Stock properly tendered to it pursuant to the Exchange Offer that would allow it to issue Notes in an aggregate principal amount of up to $2,162,000.
See "-Tenders of Excess Shares of Common Stock," below.  The Exchange
Offer is also subject to certain other customary terms and conditions set forth herein and in the accompanying applicable Letter of Transmittal.
See "-Conditions of the Exchange Offer," below. Subject to the foregoing, the Company will accept any and all shares of Common Stock properly tendered in the Exchange Offer prior to the Expiration Date. Tendered shares of Common Stock accepted by the Company for exchange will be retired.

          In the event that the Company modifies the consideration offered for the shares of Common Stock in the Exchange Offer, the modified consideration would be paid with regard to all shares of Common Stock tendered and accepted in the Exchange Offer. If the consideration is modified, the Exchange Offer will remain open at least ten business days from the date the Company first gives notice, by public announcement or otherwise, of such modification, if and to the extent required by applicable law.

          As of November 27, 1995, 2,655,128 shares of Common Stock were out-standing and $2,838,000 principal amount of Notes was outstanding. This Offer-ing Circular, together with the applicable Letter of Transmittal, is first being sent to all holders of record of Common Stock as of November 28, 1995.

          Although the Company currently has no plan or intention to do so, sub-ject to applicable laws and regulations, it reserves the right in its sole dis-cretion to purchase, redeem or make offers for any shares of the Common Stock that remain outstanding subsequent to the consummation of the Exchange Offer. The terms of any such purchases, redemptions or offers could differ from the terms of the Exchange Offer.

          Tendering Common Stockholders will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmit-tal, transfer taxes with respect to the exchange of Common Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-Payment of Expenses," below.


<PAGE  >

Tenders of Excess Shares of Common Stock

          The Indenture provides that the Company is authorized to issue up to $5,000,000 aggregate principal amount of Notes. On September 11, 1995, the Company issued $2,838,000 aggregate principal amount of Notes to the Original Tendering Shareholders in exchange for 447,200 shares of Common Stock. See "Recent Developments." The Company is therefore only authorized to issue up to an additional $2,162,000 aggregate principal amount of Notes pursuant to the terms of the Indenture and consequently the Company will only purchase up to that number of shares of Common Stock properly tendered to it pursuant to the Exchange Offer that would allow it to issue Notes in an aggregate principal amount of up to $2,162,000. In the event shares of Common Stock in excess of that number are properly tendered to the Company for exchange pursuant to the terms of the Exchange Offer, the Company will only accept for exchange from each Common Stockholder that stockholder's pro rata portion of the total number of shares of Common Stock properly tendered for exchange, rounded down to the near-est multiple of 157.48 shares. In this event, the excess shares of Common Stock tendered by a stockholder to the Company over the stockholder's pro rata amount of tendered shares, as rounded down to the nearest whole multiple of 157.48, will not be accepted by the Company for exchange, and each such stockholder shall receive a new certificate for shares of Common Stock representing the whole number of excess shares and a cash payment by the Company for any fractional share at a rate of $6.35 per share of Common Stock. This payment shall be made by the Company by check.


Expiration Date; Extensions; Termination; Amendments

          The Exchange Offer will expire at 5:00 P.M., eastern standard time, on January 12, 1996, subject to extension by the Company by notice to the Exchange Agent as herein provided (the "Expiration Date"). The Company reserves the right to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" with regard to the extended Exchange Offer shall mean the time and date on which such Exchange Offer as so extended shall expire. The Company shall notify the Exchange Agent of any extension by written notice and shall make a public announcement thereof, prior to 9:00 A.M., eastern standard time, on the next business day after the previously scheduled Expiration Date.

          The Company reserves the right (i) to delay accepting any shares of Common Stock for exchange, to extend or to terminate the Exchange Offer and not accept for exchange any shares of Common Stock if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company, by giving written notice of such delay or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance for exchange, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If the consideration offered in the Exchange Offer is modified, the Exchange Offer will remain open at least ten additional business days from the date the Company first gives notice, by public announcement or otherwise, of such modification. If the Exchange Offer is amended in any other manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Common Stockholders of such amendment and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Common Stockholders, if the Exchange Offer would otherwise expire during such five to ten business day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under "Conditions of the Exchange Offer."

Procedures for Tendering

          The acceptance by a Common Stockholder of the Exchange Offer pursuant to one of the procedures set forth below will constitute an agreement between such Common Stockholder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

          To be tendered effectively, certificates for Common Stock, together with the properly completed Letter of Transmittal, executed by the Common Stock-holder of record and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the address set forth on the back cover hereof prior to the Expiration Date, except as otherwise provided below under "Guaranteed Delivery Procedure." LETTERS OF TRANSMITTAL AND CERTIFICATES FOR COMMON STOCK SHOULD BE SENT TO THE EXCHANGE AGENT AND NOT TO THE COMPANY.

          Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the shares of Common Stock tendered or withdrawn pursuant thereto are tendered (i) by a Common Stockholder of record who has not completed the box entitled "Special Issuance and Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank, credit union, savings association or trust company having an office in the United States (each, an "Eligible Institution").

          In the event a signature is required to be guaranteed in connection with the above, the signature of the record holder on the endorsement or instrument of assignment and transfer must correspond with the name as written upon the face of the certificate in every particular and must be guaranteed by a guarantor that is a member of a "Signature Guarantee Program" recognized by the Exchange Agent, i.e., Securities Transfer Agents Medallion Program, Stock Exchanges Medallion Program and New York Stock Exchanges Medallion Signature Program.

          The method of delivery of certificates of Common Stock and other documents to the Exchange Agent is at the election and risk of the holder. If such delivery is by mail, it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the

Exchange Agent prior to the Expiration Date.

          If the Letter of Transmittal is signed by a person other than a holder of record of any certificate(s) listed therein, such certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificate(s).

          If the Letter of Transmittal or Notice of Guaranteed Delivery or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

          All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered shares of Common Stock will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular shares of Common
Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders or shall incur liabilities for failure to give such notification.

Tenders of shares of Common Stock will not be deemed to have been made until such irregularities have been cured or waived. Any shares of Common Stock received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Common Stockholder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Guaranteed Delivery Procedure

          If a Common Stockholder desires to tender his or her shares of Common Stock and the certificate(s) representing such shares of Common Stock are not immediately available, or time will not permit such Common Stockholder's certificate(s) or any other required documents to reach the Exchange Agent before the Expiration Date, a tender may be effected if:

            (i)       The tender is made through an Eligible Institution;

            (ii) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery by mail or hand delivery, setting forth the name and address of the Common Stockholder and the number of shares of Common Stock tendered, stating that the tender is being made thereby and guaranteeing that, within three over-the-counter market trading days after the Expiration Date, the certificate(s) representing such shares of Common Stock, together with the Letter of Transmittal that has been properly completed and duly executed, and all other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

            (iii) The certificate(s) for all tendered shares of Common Stock, as well as the Letter of Transmittal that has been properly completed and duly executed, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three over-the-counter market trading days after the Expiration Date.

Conditions of the Exchange Offer

          The Company will not be required to accept for exchange any shares of Common Stock not theretofore accepted for exchange or exchanged, and may terminate or amend the Exchange Offer as provided herein before the acceptance of shares of Common Stock, if any of the following conditions exist:

             (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that, in the sole judgment of the management of the Company, may have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

             (ii) there shall have occurred (A) any general suspension of, or limitation on prices for, trading in securities listed on the over-the-counter market; (B) a declaration of a banking moratorium by United States, New York, Virginia or Connecticut authorities; or (C) a commencement of a war, armed hostilities or other international or national emergency directly or indirectly involving the United States.

          The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. Any determination by the Company concerning the events described above will be final and binding upon all parties.

Acceptance of Shares of Common Stock for Exchange; Delivery of the Notes

          Upon the terms and subject to the conditions of the Exchange Offer (see "Conditions of the Exchange Offer", above), the Company will accept any and all shares of Common Stock properly tendered pursuant to the Exchange Offer and not properly withdrawn. The Company will cause the Trustee and the Exchange Agent to deliver the Notes issued pursuant to the Exchange Offer promptly after the Expiration Date.

          For purposes of the Exchange Offer, the Company shall be deemed to have accepted the validly tendered shares of Common Stock when, as and if the Company has given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Common Stockholders for, among other things specified in the Letter of Transmittal, the purposes of delivering the shares of Common Stock to the Company.

          If any tendered shares of Common Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted shares of Common Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

          In the event that shares of Common Stock in excess of those that could be exchanged for Notes are properly tendered to the Company for exchange pursuant to the terms of the Exchange Offer, the Company will only accept for exchange from each tendering Common Stockholder that stockholder's pro rata portion of the total number of shares of Common Stock properly tendered for exchange, rounded down to the nearest multiple of 157.48 shares. In this event, the excess shares of Common Stock tendered by the stockholder to the Company over the stockholder's pro rata amount of tendered shares, as rounded down to the nearest whole multiple of 157.48, will not be accepted by the Company for exchange, and each such stockholder shall receive a new certificate for shares of Common Stock representing the whole number of excess shares and a cash payment by the Company for any fractional share at a rate of $6.35 per share of Common Stock. This payment shall be made by the Company by check.

Withdrawal Rights

          Any Common Stockholder of record who has tendered shares of Common Stock may withdraw that tender prior to the Expiration Date, and, unless previously accepted for exchange by the Company, after 5:00 P.M., eastern standard time, on January 24, 1996, by delivery of written notice of withdrawal to the Exchange Agent.

          To be effective, a written notice of withdrawal must be timely received by the Exchange Agent at the address set forth on the back cover hereof, must have a guaranteed signature included thereon (unless not required by the terms set forth above under "Procedures for Tendering") and must specify the name of the person having tendered the shares of Common Stock to be withdrawn and the aggregate number of shares of Common Stock to be withdrawn.
If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificate(s) evidencing the shares of Common Stock withdrawn must also be so furnished to the Exchange Agent as aforesaid prior to the physical release of the certificate(s) for the withdrawn shares of Common Stock. Withdrawals of tenders of shares of Common Stock may not be rescinded, and any shares of Common Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer; provided, however, that withdrawn shares of Common Stock may be retendered by again following one of the procedures described herein so long as the retender is proper and made prior to the Expiration Date.

          All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding. None of the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Exchange Agent

          Shawmut Bank Connecticut, National Association, has been appointed as Exchange Agent for the Exchange Offer.

          Requests for information concerning procedures for tendering Common Stock or for additional copies of this Offering Circular or the Letter of Transmittal should be directed to the Exchange Agent. For further information concerning the Company or the terms of the Exchange Offer, please contact Mr. Craig Fishman at the Company at (703) 931-2274.

Payment of Expenses

          The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of Common Stock and in handling or forwarding tenders for their customers.

         The cash expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at $25,000.

          The Company will pay all transfer taxes, if any, applicable to the transfer and sale of Common Stock to it or its order pursuant to the Exchange Offer. If, however, Common Stock certificates or substitute Common Stock certificates for excess shares or shares not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Common Stock tendered hereby, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer and sale of Common Stock to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the holder of record or any other persons) will be payable by the tendering Common Stockholder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering Common Stockholder.


                               FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of the anticipated federal income tax consequences to the Common Stockholders who exchange their Common Stock for Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions, all as of the date hereof. All of the foregoing are subject to change and any such change may be retroactively applied. This discussion does not purport to address all of the federal income tax consequences that may be applicable to particular categories of Common Stockholders, some of which may be subject to special rules.

   COMMON STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSIDERATIONS RELEVANT TO THEM.

          The exchange of Common Stock for Notes pursuant to the Exchange Offer will be a taxable transaction for federal income tax purposes and will be a taxable transaction under applicable state, local and foreign laws. Under
Code Sections 354, 356 and 302, the exchange may be treated as a redemption transaction in which a Common Stockholder who is not a dealer in securities will recognize capital gain or loss, provided that the exchange (i) results in a "complete redemption" of the shareholder's interest, (ii) is "substantially disproportionate" with respect to the shareholder or (iii) is "not essentially equivalent to a dividend." For purposes of calculating gain or loss, the Notes will be treated as having a value equal to their principal amount, assuming that the Notes will not be traded on an established securities market. A Common Stockholder who exchanges all of his Common Stock and who holds no other shares of the Company directly, or under the attribution rules of Code Section 318, will treat the exchange as a redemption resulting in capital gain or loss, since he has experienced a complete redemption of his interest in the Company.


          If none of the tests for redemption treatment is satisfied, the exchange will be treated first as a dividend distribution to a holder of the Common Stock to the extent of his proportion of the Company's current and accumulated earnings and profits, then as a nontaxable return of capital to the extent of the holder's basis in his Common Stock, and finally as capital gain.

          Common Stockholders who will hold shares of the Company after the Exchange Offer should consult their own tax advisors regarding their own particular situation.

          Dividends on the Common Stock which are deemed to come out of earnings and profits paid to corporate stockholders are eligible for the 70% dividends received deduction. There is no corresponding deduction for interest received by holders of Notes.


                                         DESCRIPTION OF COMMON STOCK

           The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value (the Common Stock"), and 2,000,000 shares of Preferred Stock, no par value. All shares of Common Stock to be issued by the Company upon conversion of the Notes will be fully-paid and nonassessable. The following is a brief summary of certain rights and provisions of the Common Stock.

          As of November 27, 1995, there were 2,655,128 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote per share, to receive dividends when and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to holders of Common Stock in the event of liquidation. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are fully paid and nonassessable. The shares of Common Stock have non-cumulative voting rights, and therefore, the holders of over 50% of the shares voting at a legally constituted meeting can elect the entire Board of Directors, if they so choose, and, in such event, the holders of the remaining shares cannot elect any directors.

          The Virginia Stock Corporation Act requires that an "Affiliated ransaction" be approved by the affirmative vote of the holders of two-thirds of the Company's voting shares other than shares beneficially owned by an "Interested Shareholder". The two-thirds voting requirement will not apply if:
(i) the Affiliated Transaction has been approved by a majority of "Disinterested Directors"; (ii) consideration will be paid to the holders of voting shares and specified minimum price requirements are met; (iii) the Affiliated Transaction is with a party that has been an Interested Shareholder continuously since the later of the date the Company first had 300 shareholders of record or the date such person became an Interested Shareholder with the approval of a majority of Disinterested Directors; or (iv) the Company does not have more than 300 shareholders of record.

          In general, an Affiliated Transaction is defined to include any of the following transactions involving the Company and an Interested Shareholder;
(i) a merger or issuance of Company shares pursuant to certain exchanges; (ii) disposition of Company assets having an aggregate market value in excess of five percent of the Company's net worth; (iii) sale or other disposition of the Company's voting shares having an aggregate fair market value in excess of five percent of the aggregate fair market value of all outstanding voting shares; (iv) dissolution of the Company; or (v) reclassification of the Company's securities. An Interested Shareholder is defined primarily to mean any person that is the beneficial owner of more than ten percent of any class of the Company's outstanding voting shares, or that is an affiliate or associate of the Company and at any time within the preceding three years was an Interested Shareholder of the Company.

          The Exchange Offer is not an Affiliated Transaction requiring shareholder ratification within the meaning of the Virginia Stock Corporation Act.

          The transfer agent for the Company's Common Stock is Registrar and Transfer Company, Cranford, New Jersey.


DESCRIPTION OF THE NOTES

          The Notes will be issued under an Indenture of Trust dated as of September 11, 1995, between the Company and Shawmut Bank Connecticut, National Association (the "Trustee"). The statements under this caption are brief summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular sections of the Indenture or terms that are defined in the Indenture are referred to herein, it is intended that such sections or defined terms shall be incorporated by reference herein.

General

          The Notes issued in the Exchange Offer will be limited to an aggregate authorized principal amount of $2,162,000 and will be issuable only in registered form under the Indenture. Subject to the foregoing, the aggregate principal amount of Notes to be issued will be determined based upon the number of shares of Common Stock tendered and accepted by the Company pursuant to the Exchange Offer. In addition, $2,838,000 of Notes were issued on September 11, 1995 to the Original Tendering Shareholders. See "Recent Developments." The Indenture limits the Notes to an aggregate maximum amount of $5,000,000. Accordingly, up to an aggregate of $2,162,000 of additional Notes may be issued pursuant to the Indenture.

          The Notes will mature on September 30, 2000. Interest on the Notes will be paid from the date of issuance, and will be payable quarterly in arrears on each December 31, March 31, June 30 and September 30, commencing December 31, 1995, to the persons in whose names the Notes are registered at the close of business on the day 15 days prior to the payment date, at the initial rate of 10% per annum, subject to adjustment as set forth below. Principal of and interest on the Notes will be payable by check mailed to the registered address of the person entitled thereto.

          The Notes shall originally bear interest at the rate of 10% per annum. If on any interest payment date the prime rate (as set forth in the Wall Street Journal) shall have increased or decreased (whether in one or more increments) from the prime rate as in effect on the immediately preceding Adjustment Date (as defined below), the interest rate on the Notes shall be correspondingly increased or decreased so as to be 125 basis points above the prime rate then in effect; provided, however, (i) that no such adjustment shall be made unless the prime rate shall have increased or decreased by 50 basis points or more from the prime rate as in effect on the immediately preceding Adjustment Date, and
(ii) in no event shall the interest rate payable on the Notes be more than 10% per annum or less than 8% per annum. The Company shall notify the Trustee of any adjustment in the interest rate on the Notes at least ten days prior to the Interest Payment Date following the interest rate adjustment. For purposes hereof, "Adjustment Date" means each interest payment date on which the interest rate on the Notes is adjusted in accordance with the foregoing. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

          The Notes constitute unsecured, subordinated indebtedness of the Company. The Notes are issued in minimum denominations of $1,000. No service charge will be made for any transfer or exchange of the Notes, but the Company may require the payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.



<PAGE  >
Subordination

          The Notes will be subordinated and subject in right of payment to the prior payment in full of the principal of (and premium, if any) and interest on all Senior Indebtedness (as defined below), provided that certain payments on the Notes may be made, subject to the specific limitations set forth in the Indenture. The Indenture provides that if there shall have occurred a default in the payment of the principal of (or premium, if any) or interest on any Senior Indebtedness, or if there shall have occurred an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if such payment would itself constitute such an event of default, then, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company on account of principal of or interest on the Notes or on account of the purchase or other acquisition of the Notes. The Indenture further provides that, in the event of any insolvency or bankruptcy proceedings relative to the Company or its property, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or distribution or marshaling of its assets or any composition with creditors of the Company, whether or not involving insolvency or bankruptcy, or if the Company shall cease its operations, call a meeting of its creditors or no longer do business as a going concern, the holders of all Senior Indebtedness shall first be paid in full in cash or money's worth all amounts due or to become due thereon before any payment is made on account of the Notes.

          The term "Senior Indebtedness" is defined to mean all obligations of any kind owed by the Company to its institutional lenders from time to time under or pursuant to the revolving credit agreement among the Company and such lenders (and all agreements, documents and instruments related to or incurred in connection with, or extending the maturity of, refinancing, replacing or restructuring all or any portion of, the foregoing or the obligations thereunder) including, without limitation, all principal, interest (including all interest accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company) accruing thereon, charges, expenses, fees and other sums chargeable to the Company by such lenders under or pursuant to the revolving credit agreement, and reimbursement, indemnity or other obligations due and payable to such lenders under or pursuant to the revolving credit agreement. Senior Indebtedness shall also include any obligation of the Company incurred to refinance the Senior Indebtedness. Senior Indebtedness shall continue to constitute Senior Indebtedness, notwithstanding the fact that such Senior Indebtedness or any claim for such Senior Indebtedness is subordinated, voided or disallowed under the Federal Bankruptcy Code or other applicable law. At November 27, 1995, the Company had approximately $9,992,390 in aggregate principal amount of outstanding indebtedness that would constitute Senior Indebtedness. The Indenture does not contain any limitations on the amount of Senior Indebtedness which may be incurred by the Company so long as the Company is in compliance with the covenants described below.

Optional Redemption

          The Notes are redeemable at any time on or after January 1, 1997, at the option of the Company, in whole or in part, on not less than 15 nor more than 60 days' notice, given as provided in the Indenture, at the redemption price (expressed as a percentage of principal amount of the Notes or portions thereof to be so redeemed) opposite such period in the table below, plus interest accrued to the redemption date:

       Redemption Period                               Redemption Price

   January 1, 1997 through August 31, 1997                   101%
   September 1, 1997 and thereafter                          100%

          Additionally, in the event of a consolidation of the Company with, or merger of the Company into, another entity, or in the event of any other Fundamental Change (as defined in the Indenture), at the option of the Company, the Notes shall be subject to redemption prior to maturity in whole or in part, at a redemption price equal to their principal amount, plus interest accrued to the redemption date.


Mandatory Redemption

          In the event the Company elects to declare or pay any dividend on, or make any distribution on or in respect of, or purchase, redeem or otherwise acquire or retire for value any of the Company's capital stock and the aggregate amount of all such payments made during any fiscal year is in excess of the sum of the Company's consolidated net income for the fiscal year last preceding such payment plus any proceeds received by the Company during such last preceding fiscal year upon the sale of nonredeemable capital stock, the Notes shall be subject to mandatory redemption prior to maturity, on not less than 15 nor more than 60 days' notice, at a redemption price equal to their principal amount, plus interest accrued to the redemption date. In such event, the Indenture provides for certain limitations on the aggregate principal amount of Notes subject to mandatory redemption.

Repurchase of Notes at the Option of the Holder

          In the event that there occurs a "Fundamental Change" (as defined below), each Note holder will have the right, at such holder's option, to require the Company to repurchase all, or any portion that is an integral multiple of $1,000, of such holder's Notes at a repurchase price equal to the principal amount of such Notes plus accrued and unpaid interest to the Repurchase Date. "Fundamental Change" is defined in the Indenture to include a tender offer for the Company's voting stock, a merger or consolidation into or with another entity, the sale of all or substantially all of the Company's assets and the liquidation or dissolution of the Company.

Conversion

          The Indenture provides that Note holders have the right, at any time, and upon written notice to the Company and the Trustee at least 15 days prior to such conversion, to convert each $1,000 principal amount of Notes into shares of Common Stock at a price of $7.50 aggregate principal amount of Notes for each share of Common Stock. The conversion price is subject to certain adjustments, among them, provision for stock dividends, stock splits and reclassifications of the Common Stock. The Notes may be converted in whole or in part, provided that if any Note is converted in part, the principal amount remaining with respect to the Notes shall be in a denomination of $1,000. No fractional shares will be issued upon the conversion of the Notes and any fractional amount shall be paid to the holder in cash.

          Notes surrendered for conversion during the period from the close of business on the fifteenth day before an interest payment date to the opening of business on such interest payment date shall be accompanied by payment of an amount equal to the interest payable from the date of conversion to and including the interest payment date on the principal amount of Notes surrendered for conversion.

          The Company will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of Notes. However the Company is not required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of Common Stock in a name other than that of the holder of the Notes to be converted.

The Trustee

          Shawmut Bank Connecticut, National Association, is the Trustee under the Indenture and is also the Exchange Agent for the Exchange Offer.

          The Trustee may resign and thereby become discharged from the trusts created under the Indenture by notice in writing given to the Company and by notice mailed, postage prepaid, to the holders of the Notes not less than sixty days before such resignation is to take effect, but such resignation shall take effect only upon the appointment of and acceptance of the trust created by the Indenture by a successor Trustee.

          The Trustee may be removed at any time by an instrument or concurrent instruments in writing, filed with the Trustee and signed by the holders of more than fifty percent (50%) in principal amount of the Notes then outstanding. The Trustee shall promptly give notice of such filing to the Company.

Covenants

          The Indenture contains, among others, the following covenants:

          Restriction on incurrence of additional indebtedness. Neither the Company, nor any significant subsidiary thereof, shall, directly or indirectly, create, incur, issue, assume, guarantee, permit to exist or otherwise become directly or indirectly liable with respect to any indebtedness (other than, in the case of the Company, Subordinated Indebtedness), except for
(i) indebtedness, in the case of the Company, issued under the Indenture,
(ii) indebtedness, in the case of the Company, that is pari passu in right of payment to the Notes, refinancing or replacing all or a portion of the Notes, (iii) indebtedness, in the case of the Company or any significant subsidiary, for borrowed money issued to any bank or other financial institution, (iv) indebtedness, in the case of the Company or any significant subsidiary, existing on the date hereof and not otherwise allowed pursuant to the Indenture not to exceed for the Company and all such significant subsidiaries together an aggregate of $500,000 outstanding, (v) intercompany indebtedness, (vi) indebtedness, in the case of the Company, in respect of commercial paper to the extent the obligations of the Company thereunder are guaranteed by, or otherwise receive a credit enhancement from, a bank or other financial institution, and (vii) additional indebtedness, in the case of the Company or any significant subsidiary, not to exceed for the Company and all such significant subsidiaries together an aggregate of $5,000,000 outstanding at any time; provided, that any such additional indebtedness issued by the Company shall be pari passu in right of payment to the Notes.

          The Company shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness that is subordinated in right of payment to the Notes ("Subordinated Indebtedness") unless (i) the Subordinated Indebtedness has a maturity date after the maturity date of the Notes, (ii) no payment in respect of the principal of any Subordinated Indebtedness (whether at maturity, by redemption, repurchase or otherwise) shall be permitted to be made (or actually made) until after the maturity date of the Notes, and (iii) the Subordinated Indebtedness is subordinated to the Notes (including restrictions on the Company's ability to pay the Subordinated Indebtedness) at least to the same extent that the Notes are subordinated to the Senior Indebtedness.

          Restriction on transactions with related parties. Neither the Company, nor any subsidiary thereof, shall, directly or indirectly, enter into any transaction or series of related transactions with any director or executive officer of the Company or any subsidiary thereof, any holder of ten percent or more of the capital stock of the Company or any relative or affiliate of any of the foregoing, unless (i) the transaction or series of transactions is on terms that are no less favorable to the Company than would be available in a comparable transaction with an unrelated party, (ii) if the transaction or series of transactions involves in the aggregate payments in excess of $1,000,000, the Company's Board of Directors determines that such transaction complies with clause (i) above and such determination is evidenced by a resolution of the Board of Directors of the Company or (iii) if the transaction or series of transactions is approved by the affirmative vote of a majority of the shareholders entitled to vote without taking into account the vote of any stockholder who is an executive officer or director of the Company or any subsidiary thereof or any affiliate of any executive officer or director.



<PAGE >
Merger and Consolidation

          The Indenture provides that the Company may, without the consent of the holders of the Notes, consolidate with or merge into any other corporation, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to any person, provided that in any such case: (i) the successor corporation shall be the Company or a domestic corporation and such corporation shall assume by a supplemental indenture all the Company's obligations under theIndenture; and (ii) immediately after giving effect to such transaction, no event of default under the Indenture shall have occurred and be continuing. Upon compliance with these provisions by a successor corporation, the Company would be relieved of its obligations under the Indenture.

Events of Default

       The following events are defined in the Indenture as "Events of Default":
(i) default in the payment of interest when due and continuance of such default for a period of 30 days; (ii) default in the payment of principal or redemption price or repurchase price; (iii) default in the performance of any covenant in the Indenture for 60 days after notice; (iv) a default under any bond, debenture, note or other evidence of indebtedness or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company or any significant subsidiary thereof, which default shall have resulted in the acceleration of such indebtedness prior to its stated maturity and the aggregate principal amount outstanding of such indebtedness exceeds $3,000,000; (v) one or more uninsured judgments for the payment of money aggregating in excess of $1,000,000 is or are outstanding against one or more of the Company and its subsidiaries and any one of such judgments has been outstanding for more than 60 days from the date of its entry and has not been discharged in full or stayed; and (vi) certain events of bankruptcy, insolvency or reorganization involving the Company or any significant subsidiary thereof. If an Event of Default shall occur and be continuing, either the Trustee or the holders of not less than one third in principal amount of the outstanding Notes may accelerate the maturity of all the Notes. The right of the Trustee or of the holders of not less than one-third (33.33%) in principal amount of the Notes to make any declaration of acceleration of the Notes as provided in
(i) above is subject to the condition that if, at any time before such declaration, all overdue installments of interest upon the Notes together with the reasonable and proper charges, expenses and liabilities of the Trustee, shall either be paid by or for account of the Company or provision satisfactory to the Trustee shall be made for such payment, then in every such case any such default and its consequences shall ipso facto be deemed to be annulled, but no such annulment shall extend to or affect any subsequent default or impair or exhaust any right or power consequent thereon.

          Under the Indenture, the Company will be required to furnish to the Trustee a statement by certain officers of the Company to the effect that to the best of their knowledge, the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been such a default or defaults, specifying each such default.

          The holders of a majority in principal amount of the outstanding Notes have the right, subject to certain limitations, to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, and to waive certain defaults. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of skill and care in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his, her or its own affairs. Subject to certain provisions of the Indenture, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes unless they have offered to the Trustee security or indemnity, to its satisfaction, against the costs, expenses, and liabilities which might be incurred by it in compliance with such request.

<PAGE >


Satisfaction and Discharge of the Indenture

         The Indenture will be discharged and shall cease to be of further force or effect when all outstanding Notes theretofore authenticated and issued have been delivered (other than destroyed, lost or stolen Notes that have been replaced or paid) to the Trustee for cancellation and the Company has paid all sums payable by the Company under the Indenture.

Modification of the Indenture

          With certain exceptions, the Indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding Notes; provided, however, that no such modification or amendment may be made without the consent of the holder of each Note affected which would:
(i) reduce the principal amount, redemption price or repurchase price of any Note, change the stated maturity of the principal of, or any installment of interest on, any Note, or change the other terms of payment; or (ii) reduce the percentage of Notes, the consent of the holders of which is required to modify or amend the Indenture or to waive certain past defaults.


                               The Exchange Agent is:

                    Shawmut Bank Connecticut, National Association


By Mail/Overnight Delivery:                     By Hand:
Shawmut Bank Connecticut,                       Shawmut Bank Connecticut,
  National Association                            National Association
777 Main Street, MSN 224                        Corporate Trust Operations
Hartford, CT 06115                              Lower Level
Attn: Patricia Williams                         777 Main Street
                                                Hartford, Ct 06115


                               For Information Call:
                               (860) 986-2910